Exhibit 10.2

March 24, 2005

Via Telecopier (402) 452-5401

Transgenomic, Inc.

12325 Emmet Street

Omaha, Nebraska 68164

Attention: Chief Financial Officer

Re: Secured Convertible Termrrowing Note

Dear Mr. Summers:

Reference is hereby made to that certain Secured Convertible Term Note dated February 19, 2004 as amended dated April 15, 2004 made by Laurus Master Fund, Ltd. (“Laurus”) to Transgenomic, Inc. (the “Company”) (as amended, modified or supplemented from time to time, the “Note”). Capitalized terms used but not defined herein shall have the meanings ascribed them in the Note.

Laurus and the Company hereby agree that notwithstanding the Fixed Conversion Price of $1.00 per share that is currently in effect under that certain Note, and notwithstanding any limitation on conversion set forth in Section 3.2 of the Note, Laurus will, at its sole option and not later than March 25, 2005 (the “Conversion Date”), convert $ 650,000 of the outstanding Principal Amount of the Note (the “Conversion Amount”) into 1,250,000 Conversion Shares as described in Article III of the Note. The Conversion Shares issued pursuant hereto have been registered for resale pursuant to a registration statement on Form S-3 (SEC No. 333-118970) which has been declared effective by the Securities and Exchange Commission and remains in effect. The Conversion Amount shall be applied to the principal payments due on the Note through November 2005 ($75,000 per month or $600,000), and the remaining amount of $50,000 shall be applied to reduce the principal payment due under the Note on December 1, 2005.

This Amendment to the Note shall be governed by, and construed in accordance with, the laws of the State of New York.

LAURUS MASTER FUND, LTD.

By:
David Grin Director

Agreed and accepted on the date hereof
TRANSGENOMIC, INC.

By:
Name: Title: